Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Continues Sales of EcaFlo(TM) Equipment to the Oil and Gas Industry

Thursday March 2, 9:15 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 2, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today the sale of an EcaFlo (TM) Model 080 to Petrol Oil and Gas, Inc. (POIG:OB). IEVM anticipates Petrol will utilize the "natural" biocides generated by the EcaFlo(TM) Model 080 in production services, reducing and/or replacing traditional hazardous bacteria-management chemicals with environmentally-responsible EcaFlo(TM) solutions.

Anolyte, produced by EcaFlo(TM) equipment, is used to manage bacteria in stimulation and "frac" fluids in production wells and to improve production in wells impacted by down-hole growth of bacteria and restrictive biomass. Anolyte solution also removes scale and biofilm buildup from piping and systems, improving performance and enhancing well production.

IEVM President and CEO, Mr. William Prince, commented, "Petrol, having learned more about the benefits of EcaFlo(TM) solutions through Paul Branagan, one of our directors, is demonstrating their commitment to preserving the environment through the purchase and use of EcaFlo(TM) equipment." Prince added, "IET's equipment will also prove to be cost-effective in providing `natural biocides.'"

Paul Branagan, one of IEVM's directors, is the President and Chairman of Petrol Oil and Gas, Inc.

About Integrated Environmental Technologies, Ltd. and its wholly owned operating subsidiary I.E.T., Inc

IEVM is licensed in the United States by Electro-Chemical Technologies Ltd. I.E.T. designs, assembles, markets and sells equipment under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally-friendly anolyte and catholyte solutions that utilize electro-chemical activation (ECA) to effectively control bacteria, viruses, fungi and other microorganisms without harming the environment.

To learn more about IEVM, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale to Petrol, future opportunities and any other effect, result or aspect of IEVM's EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to, the state of IEVM's current operations, IEVM's current sources of liquidity, applicability of IEVM's technology, marketing and sales of IEVM's EcaFlo(TM) equipment and any other difficulties related to IEVM's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements IEVM makes in this news release include market conditions and those set forth in reports or documents IEVM files from time to time with the SEC. IEVM undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500; president@ietltd.net